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                                                                     Exhibit 3.A

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             THE FINOVA GROUP INC.

          The FINOVA Group Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:
                                    -----------

          1. The present name of the Corporation is "The FINOVA Group Inc." The Corporation was originally incorporated under the name "GFC Financial Corporation", and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 16, 1991.

          2. This Amended and Restated Certificate of Incorporation is duly adopted in accordance with Sections 245 and 303 of the General Corporation Law of the State of Delaware.

          3. Pursuant to Section 303 of the General Corporation Law of the State of Delaware, the amendment and restatement of the Certificate of Incorporation of the Corporation was authorized by a Third Amended and Restated Joint Plan of Reorganization of Debtors under Chapter 11 of the United States Bankruptcy Code, as amended, confirmed on August 10, 2001 by order of the United States Bankruptcy Court for the District of Delaware, and which court had and has jurisdiction of the proceeding In re: The FINOVA Group Inc., FINOVA Capital
                                   --------------------------------------------
Corporation, FINOVA (Canada) Capital Corporation, FINOVA Capital plc, FINOVA
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Loan Administration Inc., FINOVA Mezzanine Capital Inc., FINOVA Portfolio
-------------------------------------------------------------------------
Services, Inc., FINOVA Technology Finance, Inc., and FINOVA Finance Trust, for
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the purposes of reorganization of the Corporation.

          4. Pursuant to 11 U.S.C. (S) 1123, this Amended and Restated Certificate of Incorporation includes a prohibition on the issuance of non-voting equity securities.

          5. The text of the Certificate of Incorporation of the Corporation as heretofore amended or supplemented is hereby amended and restated in its entirety as follows:

                                   ARTICLE I

          The name of the corporation (the "Corporation") is:   The FINOVA Group
                                            -----------
Inc.

                                   ARTICLE II

          The address of the Corporation's registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          References herein to the "Plan" shall mean the Third Amended and
                                    ----
Restated Joint Plan of Reorganization of Debtors Under Chapter 11 of the Bankruptcy Code, as amended, as confirmed by order dated August 10, 2001 by the United States Bankruptcy Court.
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                                  ARTICLE III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").
                                   ----

                                   ARTICLE IV

          The total number of shares of capital stock which the Corporation shall have authority to issue is six hundred million (600,000,000) shares, consisting of four hundred million (400,000,000) shares of common stock, par value one cent ($0.01) per share (the "Common Stock"), and two hundred million
                                       ------------
(200,000,000) shares of preferred stock, par value one cent ($0.01) per share (the "Preferred Stock").
      ---------------

          Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration, and for such corporate purposes as the Board of Directors may from time to time determine.

          Unless and until this Restated Certificate of Incorporation is further amended as permitted by applicable law, the Corporation shall have no authority to issue non-voting equity securities.

          The Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares
                                --------
issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Restated Certificate of Incorporation. The voting powers, if any, of each such series and the preferences and relative, participating, optional, and other special rights of each such series and the qualifications, limitations, and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding, and shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The Board of Directors is expressly authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware (each a "Preferred Stock Designation"),
                                                 ---------------------------
to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a) the designation of the series, which may be by distinguishing number, letter or title;

          (b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation for such series) increase or decrease (but not below the number of shares thereof then outstanding);

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          (c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

          (d) dates on which dividends, if any, shall be payable;

          (e) the redemption rights and price or prices, if any, for shares of the series;

          (f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

          (g) the amounts, if any, payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

          (h) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible, and all other terms and conditions upon which such conversion may be made;

          (i) restrictions on the issuance of shares of the same series or of any other class or series;

          (j) the voting rights, if any, of the holders of shares of the series; and

          (k) any other relative rights, preferences, and limitations of the series.

          The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders. Except as may be provided in this Restated Certificate of Incorporation or in a Preferred Stock Designation, or as may be required by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

          The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

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                                   ARTICLE V

          (a) Certain Definitions.   As used in this Article V, the following
              --------------------
capitalized terms have the following respective meanings:

          "Berkadia Parties" means Berkadia LLC, a Delaware limited liability
           ----------------
          company ("Berkadia"), Berkshire Hathaway Inc., a Delaware corporation
                    --------
          ("Berkshire"), Leucadia National Corporation, a New York corporation
            ---------
          ("Leucadia"), and their respective subsidiaries.
            --------

          "Code" means the Internal Revenue Code of 1986, as amended.
           ----

          "Corporation Securities" means (i) shares of Common Stock, (ii) shares
           ----------------------
          of Preferred Stock, (iii) warrants, rights, or options (including within the meaning of Treasury Regulation (S) 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interests that would be treated as "stock" of the Corporation pursuant to Treasury Regulation (S) 1.382-2T(f)(18).

          "Effective Date" means the later of (i) the Effective Date (as defined
           --------------
          in the Plan) or (ii) the date of filing of this Restated Certificate of Incorporation.

          "Five-Percent Shareholder" means a Person or group of Persons that is
           ------------------------
          identified as a "5-percent shareholder" of the Corporation pursuant to Treasury Regulation (S) 1.382-2T(g).

          "Percentage Stock Ownership" means percentage stock ownership as
           --------------------------
          determined in accordance with Treasury Regulation (S) 1.382-2T(g),
          (h), (j), and (k).

          "Person" means an individual, corporation, estate, trust, association,
           ------
          limited liability company, partnership, joint venture or similar organization.

          "Prohibited Transfer" means any purported Transfer of Corporation
           -------------------
          Securities to the extent that such Transfer is prohibited and/or void under this Article V.

          "Restriction Release Date" means the earlier of (i) the repeal of
           ------------------------
          Section 382 of the Code (and any comparable successor provision)

          ("Section 382"), or (ii) the date on which the Corporation determines
          -------------
          that no Tax Benefits may be carried forward to the taxable year of the Corporation (or any successor thereof) in which such determination is made and does not project material Tax Benefits for subsequent years.

          "Tax Benefits" means the net operating loss carryovers, capital loss
           ------------
          carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any "net unrealized built-in loss" within the meaning of Section 382, of the Corporation or any direct or indirect subsidiary thereof.

          "Transfer" means, subject to the last sentence of this definition, any
           --------
          direct or indirect sale, transfer, assignment, conveyance, pledge, or other disposition. A Transfer also shall include the creation or grant of an option (including within the meaning of Treasury Regulations (S) 1.382-2T(h)(4)(v)). A Transfer shall not include an issuance or grant of Corporation Securities by the Corporation and shall not include any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition, or acquisition, or the creation or grant of an option, to, by or from any of the Berkadia Parties.

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          "Treasury Regulation (S) 1.382-2T" means the temporary income tax
           --------------------------------
          regulations promulgated under Section 382 and any successor regulations. References to any subsection of such regulations include references to any successor subsection thereof.

          (b) Restrictions.   Any attempted Transfer of Corporation Securities
              -------------
prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and (subject to the immediately following sentence) void ab initio to the extent that, as a result of such Transfer (or
               -- ------
any series of Transfers of which such Transfer is a part), either (i) any Person or group of Persons shall become a Five-Percent Shareholder, or (ii) the Percentage Stock Ownership interest in the Corporation of any Five-Percent Shareholder shall be increased. The prior sentence shall not preclude the settlement of any transaction in the Corporation Securities entered into through the facilities of the New York Stock Exchange, Inc., but such transaction, if prohibited by the prior sentence, shall nonetheless be a Prohibited Transfer.

          (c) Certain Exceptions.   The restrictions set forth in paragraph (b)
              -------------------
of this Article V shall not apply to an attempted Transfer if the transferor or the transferee obtains the prior written approval of the Board of Directors of the Corporation. As a condition to granting its approval, the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in the application of any Section 382 limitation on the use of the Tax Benefits.

          (d) Treatment of Excess Securities.
              -------------------------------

               (i) No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the "Purported Transferee") shall not
                                              --------------------
                    be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the

                    "Excess Securities").  Until the Excess Securities are
                    ------------------
                    acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Securities shall cease to be Excess Securities.

               (ii) If the Board of Directors determines that a Transfer of
                    Corporation Securities constitutes a Prohibited Transfer

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                    then, upon written demand by the Corporation, the Purported
                    Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities

                    ("Prohibited Distributions"), to an agent designated by the
                    --------------------------
                    Board of Directors (the "Agent").  The Agent shall thereupon
                                             -----
                    sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm's-length transactions (over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible);

                    provided, however, that the Agent shall effect such sale or
                    --------
                    sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities.
                    If the Purported Transferee has resold the Excess Shares before receiving the Corporation's demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph (d)(iii) of this Article V if the Agent rather than the Purported Transferee had resold the Excess Shares.

               (iii)  The Agent shall apply any proceeds of a sale by it of
                    Excess Shares and, if the Purported Transferee had previously resold the Excess Shares, any amounts received by it from a Purported Transferee, as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Shares (or the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Transfer or, (2) if the Corporation Securities are not listed or

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                    admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors, of the Excess Shares at the time of the attempted Transfer to the Purported Transferee by gift, inheritance, or similar Transfer), which amount (or fair market value) shall be determined at the discretion of the Board of Directors; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under
                    Section 501(c)(3) of the Code (or any comparable successor provision) ("Section 501(c)(3)") selected by the Board of
                                 -----------------
                    Directors, provided, however, that if the Excess Shares
                               ---------
                    (including any Excess Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 5% or greater Percentage Stock Ownership interest in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Shares exceeding a 4.99% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under
                    Section 501(c)(3) selected by the Board of Directors. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Shares pursuant to this Article V inure to the benefit of the Corporation.

               (iv) If the Purported Transferee fails to surrender the Excess
                    Shares or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a demand pursuant to paragraph (d)(ii) of this Article V, then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender.

               (v)  The Corporation shall make the demand described in paragraph
                    (d)(ii) of this Article V within thirty days of the date on which the Board of Directors determines that the

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                    attempted Transfer would result in Excess Securities;
                    provided, however, that if the Corporation makes such
                    --------
                    demand at a later date, the provisions of this Article V shall apply nonetheless.

          (e)  Bylaws; Legends; Compliance.
               ----------------------------

               (i)  The bylaws of the Corporation (the "Bylaws") may make
                                                        ------
                    appropriate provisions to effectuate the requirements of this Article V.

               (ii) All certificates representing Corporation Securities issued after the effectiveness of this Article V shall bear a conspicuous legend as follows:

                    "THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE V OF THE RESTATED CERTIFICATE OF INCORPORATION OF THE FINOVA GROUP INC. REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE."

               (iii)  The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article V, including, without limitation, (A) the identification of Five-Percent Shareholders, (B) whether a Transfer is a Prohibited Transfer, (C) the Percentage Stock Ownership in the Corporation of any Five-Percent Shareholder, (D) whether an instrument constitutes a Corporation Security, (E) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of paragraph (d)(iii) of this Article V, and (F) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this
                    Article V.

                                  ARTICLE VI

          In furtherance, and not in limitation, of the powers conferred under the DGCL, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws.

                                  ARTICLE VII

          The number of directors shall be fixed by the Bylaws and may be increased or decreased from time to time in such manner as may be prescribed by the Bylaws. Unless and except to the extent that the Bylaws so require, elections of directors need not be by written ballot.

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                                 ARTICLE VIII

          No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of a director occurring prior to such amendment or repeal. Neither amendment nor repeal of this paragraph nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this paragraph shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph of this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE IX

          The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation or any Preferred Stock Designation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article IX; provided, however, that any amendment or repeal of Article VIII of this Restated
--------
Certificate of Incorporation shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal; and provided further that no Preferred Stock Designation
                         --------
shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

              [The rest of this page is intentionally left blank.]

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          IN WITNESS WHEREOF, on this August 21, 2001, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer.

                                 THE FINOVA GROUP INC.


                                      /s/ W.J. Hallinan
                                 By:  ______________________________________
                                      Name:  W.J. Hallinan
                                      Title: Executive Vice President and
                                             Secretary

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